UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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eBay Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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On February 26, 2014, eBay Inc. issued the following statement:

Stick to the Facts, Carl: eBay Inc. Responds to Carl Icahn

SAN JOSE, Calif.--(BUSINESS WIRE)-- Carl Icahn doesn’t let the truth get in the way of a good story. And while his letters and media interviews may be entertaining, they are not factually accurate. In fact, Mr. Icahn seems to be deliberately disseminating claims that are dead wrong. The claims against Mr. Cook and Mr. Andreessen, in particular, are blatantly false. We challenge Mr. Icahn to end his own charade with our shareholders. Let’s focus on honest, accurate debate. Here are the facts:

■  When divesting Skype, eBay’s board explored all options and engaged in a competitive process with multiple bidders including several financial and strategic buyers.

■  The best available transaction was a sale of a majority stake to a private equity consortium that included Silver Lake Partners, the Canada Pension Plan Investment Board, Index Ventures and others. Andreessen Horowitz Ventures had an approximately 3% minority stake. As the lead equity investor, Silver Lake Partners led the negotiations for this consortium.

■  eBay kept a 30% stake, retaining upside for the company in any subsequent transaction. eBay board member Marc Andreessen recused himself from all deliberations on this transaction.

■  The transaction and Microsoft’s ultimate decision to purchase Skype, following the settlement of intellectual property litigation, resulted in a substantial gain for eBay for an asset that had been previously written down. The transactions were widely hailed as an excellent result for the company and its shareholders.

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from eBay shareholders. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

About eBay Inc.

eBay Inc. (NASDAQ:EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $212 billion of commerce volume in 2013. We do so through eBay, one of the world’s largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

eBay Inc.
Investor Relations Contact:
Tracey Ford; Tom Hudson
tford@ebay.com; thhudson@ebay.com
Media Relations Contact:
Amanda Miller
 press@ebay.com
Investor Information Request: 408-376-7493
Company News: http://www.ebayinc.com/news
Investor Relations website: http://investor.ebayinc.com